Exhibit 99.1

VASCO Appoints Scott Clements as President and Chief Operating Officer

Clements to Succeed Jan Valcke, Who Will Retire from the Company

OAKBROOK TERRACE, IL, and ZURICH, November 15, 2016—VASCO Data Security International, Inc. (NASDAQ: VDSI), a global leader in digital solutions including identity, security and business productivity, today announced that Scott Clements, currently VASCO’s EVP and Chief Strategy Officer, has been appointed President and Chief Operating Officer, effective immediately. Mr. Clements will succeed Jan Valcke, who will retire from the company. Mr. Clements joined VASCO® in 2015 from Tyco, where he was previously the President of the billion-dollar Retail Solutions business and the company’s Chief Technology Officer.

“Scott is a seasoned executive with broad functional and operational experience and the right skills to help us take VASCO to the next stage of growth,” said T. Kendall Hunt, VASCO Chairman and CEO.

“Since joining the company last year, Scott has proven himself to be a capable leader who has helped define our vision for future growth. He has proven success in identifying new market opportunities and bringing innovative solutions to market. Scott’s background in transforming and running large global businesses, as well as in building new businesses, will be instrumental as we position VASCO to realize new opportunities in the security industry and deliver increased shareholder value.”

“Jan Valcke made significant contributions to VASCO’s strong record of growth and success during his tenure and we greatly appreciate his service,” continued Mr. Hunt. “Jan’s extraordinary talent and vision helped to establish VASCO as an industry leader. We thank him for his commitment and achievements and respect his decision to retire.”

“I am honored to have the opportunity to build on VASCO’s many accomplishments,” said Mr. Clements. “We see myriad opportunities to leverage our position as leaders in authentication and secure transaction technologies to enable trust in the digital world. Our profitable core business, expanding software offerings, global presence and significant financial flexibility are the foundations of our growth strategies and our commitment to value creation for customers, shareholders and employees. I look forward to continuing to work with our strong management team and our dedicated employees around the globe.”

Mr. Valcke commented, “After almost two decades as part of the leadership team at VASCO, it is time for me to devote more attention to my family and pass my responsibilities to new leadership. Scott has the experience and vision to take VASCO to the next level. It is gratifying that someone I respect and trust as much as I do Scott will be succeeding me as President and COO. I wish Scott, Ken, and all of VASCO’s talented, dedicated employees much success in the future.”

About Scott Clements

Scott Clements has extensive experience in leadership roles in the technology industry with a strong focus on developing and deploying successful business strategies that integrate customer needs and technology innovation. Before joining VASCO, Mr. Clements spent eleven years at Tyco International where he most recently served as Corporate Senior Vice President, Business Development focused on technology acquisitions. Prior to that, Clements served as President of Tyco Retail Solutions and also as

Tyco’s Chief Technology Officer. Before joining Tyco, Clements spent a decade at Honeywell International in domestic and international financial and operational leadership roles. Clements received his bachelor’s degree in chemical engineering and advanced process control from The Ohio State University and an MBA in finance and corporate strategy from the University of Michigan in Ann Arbor.

About VASCO

VASCO is a global leader in delivering trust and business productivity solutions to the digital market. VASCO develops next generation technologies that enable more than 10,000 customers in 100 countries in financial, enterprise, government, healthcare and other segments to achieve their digital agenda, deliver an enhanced customer experience and meet regulatory requirements. More than half of the top 100 global banks rely on VASCO solutions to protect their online, mobile and ATM channels. VASCO’s solutions combine to form a powerful trust platform that empowers businesses by incorporating identity, fraud prevention, electronic and transaction signing, mobile application protection and risk analysis. Learn more about VASCO at VASCO.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, without limitation the guidance for full year 2016. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “project” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks, uncertainties and other factors have been described in our Annual Report on Form 10-K for the year ended December 31, 2015 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. These risks, uncertainties and other factors include VASCO’s ability to integrate eSignLive™ into the global business of VASCO successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the revenue synergies, cost savings and other economic benefits that VASCO anticipates as a result of this acquisition are not fully realized or take longer to realize than expected. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Copyright © 2016 VASCO Data Security, Inc., VASCO Data Security International GmbH. All rights reserved. VASCO® and eSignLive™ are registered or unregistered trademarks of VASCO Data Security, Inc. and/or VASCO Data Security International GmbH, or Silanis Technology Inc. in the U.S. and other countries.

For more information contact:

John Gunn

+1-847-370-1486

john.gunn@vasco.com